Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266277

PROSPECTUS SUPPLEMENT

To Prospectus dated October 3, 2022

Primary Offering of

Up to 12,412,500 Shares of Class A Common Stock

Issuable upon Exercise of Warrants

Secondary Offering of

Up to 75,537,500 Shares of Class A Common Stock

and

Up to 337,500 Warrants to Purchase Class A Common Stock

Mondee Holdings, Inc.

This prospectus supplement updates and supplements the information contained in the prospectus dated October 3, 2022 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-266277) with the information contained in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on November 10, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 12,412,500 shares of our Class A common stock, $0.0001 par value per share (the “Class A common stock”), which consists of (i) up to 12,075,000 shares of our Class A common stock that are issuable upon the exercise of 12,075,000 warrants (the “Public Warrants”) by the holders thereof and (ii) up to 337,500 shares of Class A common stock that are issuable upon the exercise of 337,500 warrants (the “Private Placement Warrants,” and together with the Public Warrants, the “Warrants”).

The Prospectus and this prospectus supplement also relate to the resale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 75,537,500 shares of Class A common stock, including (i) 337,500 shares of Class A common stock that may be issued upon the exercise of the Private Placement Warratns, (ii) 7,000,000 PIPE Shares (as defined in the Prospectus), (iii) 60,800,000 shares of Class A common stock issued to Mondee Holdings, LLC and its related entities, and (iv) up to 7,400,000 shares of Class A common stock issuable as Earn-out Shares (as defined in the Prospectus). We will not receive any proceeds from the sale of shares of Class A common stock or Private Placement Warrants by the Selling Securityholders pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Warrants.

You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our Class A common stock is currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “MOND”. On November 11, 2022, the closing price of our Class A common stock was $9.90.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 14, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 10, 2022

Mondee Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39943	88-3292448
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10800 Pecan Park Blvd. Suite 315 Austin, Texas	78750
(Address of principal executive offices)	(Zip Code)

(650) 646-3320

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MOND	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition.

On November 10, 2022, Mondee Holdings, Inc. (the “Company”) announced preliminary financial results for its third quarter ended September 30, 2022 in a press release that is attached hereto as Exhibit 99.1 and incorporated by reference. Attached hereto as Exhibit 99.2 is a presentation regarding the Company’s preliminary third quarter 2022 financial results.

The Company will hold a conference call on November 10, 2022 at 8:30 a.m. EST to discuss its preliminary third quarter 2022 financial results and forward-looking financial guidance.

The information in this report furnished pursuant to Items 2.02 and 7.01, including Exhibits 99.1 and 99.2 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, if such subsequent filing specifically references the information furnished pursuant to Items 2.02 and 7.01 of this report.

Item 7.01	Regulation FD Disclosure

The information set forth under Item 2.02 “Results of Operations and Financial Condition” is incorporated into this Item 7.01 by reference.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated November 10, 2022
99.2	Third Quarter 2022 Financial Results Presentation
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDEE HOLDINGS, INC.

Dated: November 10, 2022

	By:	/s/ Prasad Gundumogula
Name: Prasad Gundumogula
Title: Chief Executive Officer

Exhibit 99.1

Mondee Announces Third Quarter 2022 Financial Results

- Gross Revenue of $600M Increased 172% Year-Over-Year

- Net Revenue of $39.5M Increased 73% Year-Over-Year

- Adjusted EBITDA of $3.7M Increased by $3.8M from $(0.1)M in the Same Quarter Last Year

- Raises 2022 Annual Guidance of Net Revenue to $155-160M

- Completed $85 Million of Preferred Equity to Support Expansion Strategy

- Retired all 12M Public Warrants via Tender Process

AUSTIN, Texas - Mondee Holdings, Inc. (Nasdaq: MOND) (“Mondee” or the “Company”), the high-growth, travel technology company and marketplace, with a portfolio of globally recognized platforms and brands in the leisure and corporate travel sectors, today announced preliminary financial results for the third quarter ended September 30, 2022. Mondee completed a business combination with ITHAX Acquisition Corp., a Cayman Islands exempted company (“ITHAX”), on July 18, 2022, and since July 19, 2022, the Company has been trading on The Nasdaq Stock Market (“Nasdaq”) under the ticker symbol “MOND”.

“We are excited by yet another outstanding quarter during which net revenue reached 150%1 of the pre-pandemic 3Q19 actual net revenue, even though international travel, which represents a substantial part of our business, has recovered to only 67% of its pre-pandemic levels,” said Prasad Gundumogula, Chairman, Chief Executive Officer, and founder of Mondee. “This performance is a testament to our impressive growth in market share and take rate, driven by transformational technology, content expansion such as hotels, and diversified revenue streams primarily from ancillaries and fintech solutions,” continued Mr. Gundumogula.

Third Quarter 2022 Financial Highlights2

●	Gross revenue of $600.2 million was up 172% year-over-year as compared to $220.8 million in the third quarter of 2021 (“3Q21”).
●	Net revenue of $39.5 million was up 73% year-over-year as compared to $22.9 million in 3Q21.
●	Net Loss was $64.7 million[3] (primarily $59 million of one-off and/or non-cash items associated with the ITHAX business combination), a decrease of $60.5 million as compared to a 3Q21 Net Loss of $4.3 million.
●	Adjusted EBITDA was $3.7 million, an improvement of $3.8 million as compared to a 3Q21 Adjusted EBITDA of $(0.1) million.

Financial Summary and Operating Results2

Quarterly Comparison

	For the quarter ended September 30[3,5]		Year-Over-Year Δ
	3Q22 Actual	3Q21 Actual		%
Transactions	591,760	290,151	301,609	104%
Revenue, Gross	$600.2	$220.8	$379.4	172%
Revenue, Net	$39.5	$22.9	$16.6	73%
Net Income (Loss)	$(64.7)[4]	$(4.3)	$(60.5)	NM
Loss per share (EPS)	$(0.88)[4]	$(0.07)	$(0.81)	NM
Adjusted EBITDA	$3.7	$(0.1)	$3.8	NM
Adjusted Net Income (Loss)	$(5.8)	$(6.4)	$0.6	10%
Adjusted EPS	$(0.06)	$(0.07)	$0.01	10%

Nine-Month Comparison

	For the nine months ended September 30[3,5]		Year-Over-Year Δ
	2022 Actual	2021 Actual		%
Transactions	1,604,420	930,577	673,843	72%
Revenue, Gross	$1,710.2	$604.3	$1,105.9	183%
Revenue, Net	$119.8	$59.9	$59.8	100%
Net Income (Loss)	$(73.8)[4]	$(29.7)	$(44.1)	(149)%
Loss per share (EPS)	$(1.13)[4]	$(0.49)	$(0.64)	(131)%
Adjusted EBITDA	$10.4	$(3.9)	$14.4	NM
Adjusted Net Income (Loss)	$(13.8)	$(22.5)	$8.7	39%
Adjusted EPS	$(0.15)	$(0.24)	$0.09	39%

1 The 3Q19 reported net revenue excludes acquisitions completed after that date in 4Q19 and 2020.

2 Results are preliminary and subject to final review by Mondee’s auditors.

3 In millions, except transactions, per share data, and percentages.

4 3Q22 GAAP expenses include $55M non-cash one-time stock earnouts related to the ITHAX business combination and management restrictive stock units, $2.5M one-time restructuring charges, and other non-recurring expenses.

5 Note that Mondee’s 2021, first quarter 2022, and second quarter 2022 financial results do not give effect to the business combination with ITHAX.

Financial Commentary

“We are thrilled to have fortified our balance sheet, exiting the quarter with cash reserves of $114 million. These funds will serve to accelerate our accretive M&A strategy and expand our fintech offerings. We also successfully completed a tender offer for our public warrants, resulting in a much more simplified capital structure that focuses long-term investors on our common equity,” said Dan Figenshu, Chief Financial Officer of Mondee. “In addition, we took the opportunity to deploy our next-gen technology, achieving cost-efficiencies by streamlining our call centers in India. While these actions carry some one-time costs, we expect them to improve Mondee’s profitability,” continued Mr. Figenshu.

Financial 2022 Outlook

Mondee is providing the following projections for its full-year ending December 31, 2022. We expect to continue delivering profitable growth despite a backdrop of global inflation and an evolving travel recovery.

●	Net Revenue is projected to be in the range of $155 million to $160 million, representing year-over-year growth of 70%, measured at the midpoint.

●	Adjusted EBITDA is projected to be in the range of $15 million to $22 million, representing year-over-year growth of 436% and a margin of 12%, measured at the midpoint.

Third Quarter 2022 Business Highlights

●	Raised $85 million of preferred equity growth capital, facilitating Mondee’s execution of its M&A strategy without issuing dilutive equity or a hybrid instrument that would ultimately dilute our common shareholders.

●	Purchased all of Mondee’s approximately 12 million public warrants via tender offer process and retired these public warrants, which limits a source of potential dilution of Mondee’s common equity.
●	Having expanded access through multiple closed-user groups to over 125 million members, the Company is now focusing on expanding the adoption rate and increasing its new revenue streams.

●	During the 2022 travel-recovery, Mondee launched agile, targeted marketing initiatives to capitalize on the earliest opening international markets. Europe represented 26% of transactions in the third quarter, up from 24% last quarter and 15% in third quarter of 2019.

●	During this quarter, the Company took the opportunity to deploy its next-gen technology, achieving cost-efficiencies by streamlining its call centers in India, which led to $2.5 million of one-time restructuring costs during the third quarter. It is expected that implementing this next-gen technology will improve the profitability of the Company going forward.

Conference Call Information

Mondee will host a conference call today at 5:30 a.m. (PT) / 7:30 a.m. (CT) / 8:30 a.m. (ET) to discuss its preliminary financial results with the investment community. A live webcast of the event will be available on the Mondee Investor Relations website at http://investors.mondee.com. A live dial-in is available domestically at (844) 200-6205 and internationally at +1 (929) 526-1599, passcode 442743.

A webcast replay will be available on the Mondee Investor Relations website and an audio replay will be available domestically at (866) 813-9403 or internationally at +44 (204) 525-0658, passcode 946073, until midnight (ET) on December 1, 2022.

About Mondee

Mondee is a leading travel technology, service, and content company driving disruptive, innovative change in the leisure and corporate travel markets. The Company delivers a revolutionary technology platform of SaaS, mobile, and cloud solutions to a global customer base, processing over 50 million daily searches and multi-billion dollars of transactional volume yearly. Mondee is connecting a network of 50,000+ leisure travel advisors and gig economy workers to 500+ airlines and over 1 million hotel and vacation rentals, packaged solutions and ancillary offerings. Founded in 2011, Mondee is headquartered in Austin, Texas, with 17 offices in the USA and Canada, and operations in India, Thailand, and Ireland. On July 18, 2022, Mondee completed a business combination with ITHAX Acquisition Corp., a former Cayman Islands exempted company, and has been trading as a publicly listed company on Nasdaq since July 19, 2022 under the ticker symbol “MOND”. For more information, please visit https://www.mondee.com.

Non-GAAP Measurements:

In addition to disclosing financial measures prepared in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables include adjusted EBITDA non-GAAP net income, and non-GAAP EPS.

These non-GAAP financial measures are not calculated in accordance with GAAP as they have been adjusted to exclude the effects of stock-based compensation expenses, provision for income taxes, and the impacts of depreciation and amortization. We define Adjusted EBITDA as net loss before depreciation and amortization, provision for income taxes, interest expense (net), other income net, stock-based compensation, and gain on forgiveness of PPP loans. Non-GAAP net income (loss) is defined as net loss before the impacts of amortization of intangibles, provision for income taxes, stock-based compensation, and one-time items. Non-GAAP net income (loss) per share is defined as non-GAAP net income (loss) on a per share basis. See "Reconciliation of GAAP to Non-GAAP Financial Measures" for a discussion of the applicable weighted-average shares outstanding.

We believe these non-GAAP financial measures provide investors and other users of our financial information consistency and comparability with our past financial performance and facilitate period-to-period comparisons of our results of operations. With respect to adjusted EBITDA and non-GAAP net loss/ income, we believe these non-GAAP financial measures are useful in evaluating our profitability relative to the amount of revenue generated, excluding the impact of stock-based compensation expense and other one-time expenses. We also believe non-GAAP financial measures are useful in evaluating our operating performance compared to that of other companies in our industry, as these metrics eliminate the effects of stock-based compensation, which may vary for reasons unrelated to overall operating performance.

We use these non-GAAP financial measures in conjunction with traditional GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, and to evaluate the effectiveness of our business strategies. Our definition may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish this or similar metrics. Thus, our non-GAAP financial measures should be considered in addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP.

These non-GAAP financial measures may be limited in their usefulness because they do not present the full economic effect of our use of stock-based compensation. We compensate for these limitations by providing investors and other users of our financial information a reconciliation of the non-GAAP financial measure to the most closely related GAAP financial measures. However, we have not reconciled the non-GAAP guidance measures disclosed under "Financial Outlook" to their corresponding GAAP measures because certain reconciling items such as stock-based compensation and the corresponding provision for income taxes depend on factors such as the stock price at the time of award of future grants and thus cannot be reasonably predicted. Accordingly, reconciliations to the non-GAAP guidance measures is not available without unreasonable effort. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view non-GAAP net loss/ income and non-GAAP net loss/ income per share in conjunction with net loss and net loss per share.

Operating Metrics:

This press release also includes certain operating metrics that we believe are useful in providing additional information in assessing the overall performance of our business.

Transactions are defined as the aggregation of transactions handled by our platform between a third party seller or service provider and the ultimate consumer. A single transaction could include an airline ticket, a hotel or hospitality accommodation, and any number of ancillaries offered on the platform. We generate revenue from service fees earned on these transactions and, accordingly our revenue increases or decreases based on the increase or decrease in either or both the number or value of transactions we process. Revenue will increase as a result of an increase in the number of customers using Mondee’s platform and/or as a result of an increase in service fees from higher value services offered on the platform.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by words such as: “believe,” “can”, “"may,” “expects,” “intends,” “potential,” “plans,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the Company’s future growth, performance, business prospects and opportunities, strategies, expectations, future plans and intentions or other future events are forward looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Management believes that these forward-looking statements are reasonable as and when made. However, the Company cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the ability to implement business plans, forecasts, and other expectations after the recently completed business combination between ITHAX Acquisition Corp. and Mondee Holdings II, Inc., the outcome of any legal proceedings that may be instituted against the Company or others and any definitive agreements with respect thereto, the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees, the ability to maintain Nasdaq’s listing standards, and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 20, 2022, the registration statement on Form S-1 declared effective by the SEC on October 12, 2022 and in the Company’s subsequent filings with the SEC. There may be additional risks that the Company does not presently know of or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Mondee undertakes no obligation to update publicly any forward-looking statements for any reason.

MONDEE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(In thousands, except stock and par value data)

	September 30, 2022	December 31, 2021
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$105,228	$15,506
Restricted short-term investments	8,878	8,484
Accounts receivable, net of allowance of $5,144, and $5,005 as of September 30, 2022 and December 31, 2021, respectively	25,751	10,178
Contract assets, net of allowance of $1,000 as of September 30, 2022 and December 31, 2021	6,570	3,935
Prepaid expenses and other current assets	4,803	2,588
Total current assets	$151,230	$40,691
Property and equipment, net	10,635	8,874
Goodwill	66,420	66,420
Intangible assets, net	58,955	63,708
Loan receivable from related party	—	22,054
Operating lease right-of-use assets	2,519	—
Other non-current assets	2,022	1,588
TOTAL ASSETS	$291,781	$203,335
Liabilities, Redeemable Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	37,894	19,529
Deferred underwriting fee	600	—
Amounts payable to related parties	—	716
Paycheck Protection Program (PPP) and other government loans, current portion	57	338
Accrued expenses and other current liabilities	23,493	10,354
Deferred revenue	6,696	6,450
Long-term debt, current portion	9,382	11,063
Total current liabilities	$78,122	$48,450
Deferred income taxes	1,204	512
PPP and other government loans excluding current portion	176	1,915
Warrant liability	502	—
Long-term debt excluding current portion	125,137	162,170
Deferred revenue excluding current portion	12,384	14,288
Operating lease liabilities excluding current portion	1,826	—
Other long-term liabilities	2,709	2,825
Total liabilities	$222,060	$230,160
Commitments and contingencies (Note 10)

Redeemable Preferred Stock
Series A Preferred stock - 85,000 authorized, $0.0001 par value, 85,000 shares issued and outstanding as of September 30, 2022	79,559	—

Stockholders' deficit:
Common stock – $0.0001 par value; 500,000,000 and 1,000 shares authorized as of September 30, 2022 and December 31, 2021, respectively; 75,766,160 and 1 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	7	—
Shareholder receivable	(20,336)	—
Additional paid-in capital	274,951	163,464
Accumulated other comprehensive loss	(603)	(272)
Accumulated deficit	(263,857)	(190,017)
Total stockholders’ deficit	$(9,838)	$(26,825)
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$291,781	$203,335

MONDEE HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except stock and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues, net	$39,466	$22,870	$119,769	$59,921
Operating expenses:
Marketing expenses	24,298	13,446	73,316	34,521
Sales and other expenses, including non-employee stock-based compensation of $33, $6, $39, and $8 respectively	3,166	2,083	9,544	6,420
Personnel expenses, including stock-based compensation of $54,712, $76, $54,867, and $3,845 respectively	59,307	5,253	70,631	17,915
General and administrative expenses	2,337	1,794	6,802	4,709
Information technology expenses	1,175	1,028	3,639	3,141
Provision for doubtful accounts receivable and contract assets	211	(606)	297	987
Depreciation and amortization	2,963	3,252	8,549	9,772
Total operating expenses	93,457	26,250	172,778	77,465
Income (loss) from operations	(53,991)	(3,380)	(53,009)	(17,544)
Other income (expense):
Interest income	28	129	289	381
Interest expense	(7,157)	(6,066)	(19,987)	(17,428)
Gain on extinguishment of PPP loan	—	4,292	2,009	4,292
Restructuring expense	(2,494)	—	(2,494)	—
Other income (expense), net	(521)	872	243	837
Total other expense, net	(10,144)	(773)	(19,940)	(11,918)
Loss before income taxes	$(64,135)	$(4,153)	$(72,949)	$(29,462)
Provision for income taxes	(610)	(115)	(891)	(235)
Net loss	$(64,745)	$(4,268)	$(73,840)	$(29,697)
Deemed dividend-earnout shares	$(4,157)	$—	$(4,157)	$—
Net loss attributable to common stockholders	$(68,802)	$(4,268)	$(77,997)	$(29,697)
Net loss attributable per share to common stockholders:
Basic	$(0.88)	$(0.07)	$(1.14)	$(0.49)
Diluted	$(0.94)	$(0.07)	$(1.20)	$(0.49)
Weighted-average shares used to compute net loss attributable per share to common stockholders, basic and diluted	72,470,184	60,800,000	64,733,342	60,800,000

MONDEE HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(73,840)	$(29,697)
Adjustments to reconcile net loss to net cash provided used in operating activities
Depreciation and amortization	8,548	9,771
Deferred taxes	692	92
Provision for doubtful accounts receivable and contract assets	297	986
Stock-based compensation	54,906	3,853
Amortization of loan origination fees	4,238	1,798
Payment in kind interest expense	8,147	9,029
Gain on Forgiveness of PPP Loan	(2,009)	(4,292)
Cost allocated to warrant liablities	325	0
Change in the estimated fair value of earn-out consideration	(1,260)	(177)
Changes in operating assets and liabilities
Accounts receivable	(15,870)	(7,894)
Contract assets	(2,635)	1,454
Prepaid expenses and other current assets	(17,547)	132
Operating lease right-of-use assets	(320)	—
Other non-current assets	(716)	(558)
Amounts payable to related parties, current portion	(716)	768
Accounts payable	26,029	4,119
Accrued expenses and other current liabilities	12,399	908
Deferred revenue	(1,658)	(1,910)
Operating lease liabilities	300	—
Other long term liabilities	—	2,525
Net cash provided by (used in) operating activities	(690)	(9,093)
Cash flows from investing activities
Capital expenditure	(5,415)	(3,270)
Purchase of restricted short term investments	(394)	—
Sale of restricted short term investments	—	416
Net cash used in investing activities	(5,809)	(2,854)
Cash flows from financing activities
Repayments of long-term debt	(41,210)	(322)
Repayment of short-term debt	(290)	(191)
Proceeds from PPP and other government loans	—	3,789
Proceeds from issuance of preferred stock	83,440	—
Proceeds from exercise of common stock warrants	1,368
Issuance of PIPE shares	78,548	—
Payment of offering costs	(20,053)	—
Payment for put options exercised	(5,241)	—
Net cash provided by financing activities	96,562	3,276
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(341)	(160)
Net decrease in cash, cash equivalents and restricted cash	89,722	(8,831)
Cash, cash equivalents and restricted cash at beginning of period	15,506	31,525
Cash, cash equivalents and restricted cash at end of period	$105,228	$22,694

Supplemental cash flow information:
Cash paid for interest	$140	$3,362
Non-cash investing and financing activities
Issuance of earnout	$—	$—
Legacy mondee shares converted to mondee holdings inc shares	7	—
Assumption of net liabilities from Business Combination	15,002	—
Additional business combination offering costs incurred	198	—
Unpaid offering costs	11,832	—
Preferred stock dividend accrual	47	—
Issuance of common stock	3,891
Conversion of warrant classification	535
Shareholder receivable	(20,336)
Loan Origination Fee for Long Term Debt	—	—
Issuance of units	9,750	—

ADJUSTED EBITDA RECONCILIATION	3Q22	3Q21
Net income (Loss)	$(64,735)	$(4,268)
Interest expense (net)	$7,129	$5,937
Stock-based comp exp	$54,745	$75
Depreciation & amortization	$2,963	$3,252
Income tax provision	$610	$115
Gain on forgiveness of PPP loan	$0	$(4,292)
Other expenses (income), net	$3,014	$(872)
Adjusted EBITDA	$3,726	$(53)
Adjusted EBITDA margin	9.4%	-0.2%

ADJUSTED NET INCOME RECONCILIATION	3Q22	3Q21
Net Income (loss)	$(64,735)	`$(4,268)
Stock-based comp exp	$54,745	$75
Amortization - intangibles	$1,584	$1,977
Income tax provision	$610	$115
One-time expenses	$2,040	$(4,292)
Adjusted Net Income (Loss)	$(5,756)	$(6,393)

ADJUSTED EPS RECONCILIATION	3Q22	3Q21
Net Income (loss)	$(64,735)	$(4,268)
Common shares outstanding	72.5	60.8
GAAP EPS	$(0.88)	$(0.07)
Adjusted Net Income (Loss)	$(5,756)	$(6,393)
Diluted shares outstanding	94.6	94.6
Adjusted EPS	$(0.06)	$(0.07)

For Further Information, Contact:

Public Relations

pr@mondee.com

Investor Relations

ir@mondee.com

Exhibit 99.2

THE FUTURE OF TRAVEL, NOW COM P ANY OVE R VIEW November 2022

© 2022 All Rights Reserved | 2 Safe Harbor Statement (Under the Private Securities Litigation Reform Act of 1995 ) This presentation contains “forward - looking statements” within the meaning of federal securities law . Forward - looking statements can be identified by words such as : “believe,” “can”, “"may,” “expects,” “intends,” “potential,” “plans,” “will” and similar references to future periods . Examples of forward - looking statements include, among others, statements we make regarding future growth, performance, business prospects and opportunities, future plans and intentions or other future events are forward looking statements .. Such forward - looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from those expressed or implied by such forward - looking statements . These forward - looking statements are based upon estimates and assumptions that, while considered reasonable by Mondee Holdings, Inc . (the “Company”) and its management, are inherently uncertain . The Company cautions you that these forward - looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company . Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the ability to implement business plans, forecasts, and other expectations after the recently completed business combination between ITHAX Acquisition Corp . and Mondee Holdings II, Inc . , the outcome of any legal proceedings that may be instituted against the Company or others and any definitive agreements with respect thereto, the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees, the ability to meet Nasdaq’s listing standards, and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward - Looking Statements” in the Company’s registration statement in the Company’s Current Report on Form 8 - K filed with the SEC on July 20 , 2022 , the registration statement on Form S - 1 declared effective by the SEC on October 12 , 2022 , and in the Company’s subsequent filings with the SEC . There may be additional risks that the Company does not presently know of or that the Company currently believe are immaterial that could also cause actual results to differ from those contained in the forward - looking statements . Nothing in this presentation should be regarded as a representation by any person that the forward - looking statements set forth herein will be achieved or that any of the contemplated results of such forward - looking statements will be achieved . You should not place undue reliance on forward - looking statements, which speak only as of the date they are made, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward - looking statement to reflect events or circumstances after the date on which such statement is being made, or to reflect the occurrence of unanticipated events .

3 Next - Gen Travel - Tech Platform ● Enhanced modern marketplace, with fintech, ancillaries and conversational commerce ● Expanded global content hub with hotels, vacation rentals and ancillary solutions ● TripPlanet platform grew transactions more than 3x since January and 46% in Q3 over Q2 2022 ● Approximately $6 million of annual savings unlocked through platform deployments Capitalized on Market Recovery ● Agile platform and marketing strategies to expand market share in Europe and India ● Tailwinds, such as strong US dollar, offset potential recessionary headwinds ● Potential for permanent increase in travel demand due to flexibility afforded by work from home Mondee’s third quarter 2022 accomplishments in key areas were marked by … Delivered Strong Results, Despite Seasonally Slow Quarter # ● Gross revenue of $600 million was up 172% year - over - year ● Net revenue of $39.5 million was up 73% year - over - year ● Adjusted EBITDA* was $3.7 million, an improvement of $3.8 million from 3Q21 Strengthened Capital Structure to Fuel Accretive M&A Strategy ● Debuted on The Nasdaq Global Market on July 19, 2022 ● Raised an additional $85 million of preferred equity to support M&A strategies ● Purchased 12 million public warrants, limiting potential common - equity dilution ● Fortified balance sheet, exited the quarter with $114 million cash # Results are preliminary and subject to final review by Mondee’s auditors. *Please refer to the Appendix of this presentation for non - GAAP reconciliation tables. © 2022 All Rights Reserved | Chairman’s Message Prasad Gundumogula Chairman, Chief Executive Officer, and Founder

Our Business

High-growth, travel technology company and marketplace, with globally recognized brands in leisure and corporate travel sectors

#1 Market Share of North America Wholesale Airfare

80% of business is North America international Leisure Travel


9:41
Flights
Hotels
Cars
Round Trip
One Way
Multi City
Flight Details
Origin
Destination
Depart | Return
Wed, Sep 21, 2022
Sat, Oct 01, 2022
1 Traveler, Economy
Search

Global Content Hub

500+ airlines

1M+ hotels, vacation rentals, rental cars

Broad Distribution

50K B2B customers

125M+ Closed user group member access

Next-Gen Tech Platform**

$3B+ marketplace

Fin-tech and **Ancillaries**

~50M daily searches and **>5.4M** tickets

The Modern Marketplace for all Travel Content and Experiences in the Global Gig Economy

*2022 guidance midpoint, see disclosures for non-GAAP reconciliations
**2019 platform metrics

MONDEE

Nasdaq: **MOND**
2022

70% Net Revenue Growth Rate*

12% Adjusted EBITDA Margin*

MAJORITY Insider Ownership Aligning Management with Investors


HQ
Austin, TX
USA
~1,000
Employees
Globally

© 2022 All Rights Reserved | 4

Capital Structure Improvements Raised $85M of Preferred Equity Growth Capital announced on 9/29/22 Enables Mondee to execute aggressive M&A strategy Cash on Balance Sheet to Support Organic Growth Plans Working Capital and FinTech optimization Purchased 12M Public Warrants via Tender Offer Process announced on 10/21/22 Use of proceeds Limits potential dilution and simplifies capital structure Focuses long - term investors attention on the common equity 100% of public warrants retired Creates value for common shareholders © 2022 All Rights Reserved | 5

Mondee Modern Marketplace

MONDEE

CONTENT

- Air
- Hotels and Vacation Rentals
- Ancillaries
- Cars
- Packages
- Cruises
- Theme Parks, Activities & Events
- User Generated Content

DISTRIBUTION

Leisure Platform

TripPro

- Gig Economy Workers
- Influencers, Cohorts
- Home-Based Agents

Closed-User Group Platform

TripPlanet

- Self Serviced Travel
- Cost-Sensitive Return-to-Travel
- Member Based Travel

Retail Platform

Falcon

- Curated, Personalized Content
- Omini Channel Shopping
- Subscription Services

TECH PLATFORM

- Omni-Channel Booking Platform
- Conversational Commerce
- Global Content Hub
- Fin-Tech
- Mar-Tech
- CRM
- CMS
- BI, Data Analytics & Dashboards

SERVICE HUB

- Crowd Source Service Hub
- Local Experts - Content Curation
- Gig Economy

© 2022 All Rights Reserved | 6

Travel Industry Update North America domestic air ~91%* recovered to 2019 levels, international ~67%* Leisure and personal travel mostly recovered in North America, business travel ramping up but trend is volatile Strong U.S. Dollar driving higher U.S. outbound leisure travel Work from home trend providing people with more travel flexibility, fueling a permanent increase in travel demand Inflation and fuel cost driving increases in pricing and recession fears impacting operating costs and business demand in the short to medium term Generational purchasing power and influence shift presents short - term challenge and medium - long term upside While Japan, Taiwan, and Hong Kong have loosened travel restrictions, China still mostly closed Mondee is well - positioned in the current macro environment with 80% North America outbound international travel, mostly leisure. © 2022 All Rights Reserved | 7 *OAG.com 2022 vs 2019 cumulative international scheduled air seats vs 2019 as of 10.25.22

Capitalizing on Travel Recovery and New Market Channels



Africa
Asia
Central and South America
Europe
Indian Subcontinent
Middle East
North America
South Pacific
0%
10%
20%
30%
3Q22
2Q22
3Q19

- Agile repositioning to fastest recovering international regions
- Poised to benefit from Asia recovery in the fourth quarter and into 2023

and

- Expansion of access to over 125 million closed-user group members
- Over 3X increase in daily tickets for TripPlanet since January 2022 and 46% in Q3 over Q2 2022#

drove

~3x	~2x	~2x
year-over-year improvement in gross revenue	net revenue	increase in transactions

#Results are preliminary and subject to final review by Mondee's auditors.
*Source: internal Mondee analysis of Transactions

© 2022 All Rights Reserved
| 8

© 2022 All Rights Reserved | 9 Financial Results # Results are preliminary and subject to final review by Mondee’s auditors. *Please refer to the Appendix of this presentation for non - GAAP reconciliation tables. Gross Revenue $600M +172% YoY +73% YoY Net Revenue $39.5M Adjusted EBITDA* $4M Up from $(0.1) in 3Q21 Adjusted EPS* $(0.06) +$0.01 YoY 3Q22 # Year - to - Date 2022 (through September) # Gross Revenue $1,710M +183% YoY +100% YoY Net Revenue $120M Adjusted EBITDA* $10M Up from $(4)M YTD2021 Adjusted EPS* $(0.15) +$0.09 YoY

© 2022 All Rights Reserved | 10 2022 Financial Outlook – Raising Net Revenue 2022 Guidance Net Revenue increased to be in the range of $155 million to $160 million , representing YoY growth of 70%, measured at the midpoint. Adjusted EBITDA is projected to be in the range of $15 million to $22 million , Representing YoY growth of 436% and a margin of 12%, measured at the midpoint.

FULL INVESTOR PRESENTATION INVESTOR BRIEFING MARCH 2022

MONDEE

Our Business

High-growth, travel technology company and marketplace, with globally recognized brands in leisure and corporate travel sectors

#1 Market Share of North America Wholesale Airfare

80% of business is North America international Leisure Travel


9:41
Flights
Hotels
Cars
Round Trip
One Way
Multi City
Origin
Destination
Wed, Sep 21, 2022
Sat, Oct 01, 2022
1 Traveler, Economy
Search

Global Content Hub

500+ airlines

1M+ hotels, vacation rentals, rental cars

Broad Distribution

50K B2B customers

125M+ Closed user group member access

Next-Gen Tech Platform**

$3B+ marketplace

Fin-tech and **Ancillaries**

~50M daily searches and **>5.4M** tickets

The Modern Marketplace for All Travel Content and Experiences in the Global Gig Economy

*2022 guidance midpoint, see disclosures for non-GAAP reconciliations
**2019 platform metrics

***Nasdaq:* MOND**
2022

70% Net Revenue Growth Rate*

12% Adjusted EBITDA Margin*

MAJORITY Insider Ownership Aligning Management with Investors


HQ
Austin, TX
USA
~1,000
Employees
Globally

© 2022 All Rights Reserved | 12

Our Story

Mondee is well positioned to become a leading provider of complete travel content and experiences to closed groups globally, capitalizing on its leading market share of North American international outbound air travel.



2022 net revenue guidance is ~170% of reported 2019 net revenues
International air travel market only at 67% of its pre-pandemic peak
TRIPPRO
tripplanet
Nasdaq:
MOND
FOUNDATIONAL ACQUISITIONS
LAUNCHED MODERN TECH PLATFORM
EXPANSION ACQUISITIONS
LAUNCHED OPEN USER GROUP BRAND
PUBLICLY LISTED ON NASDAQ
CONTENT: AIR
HOTELS & CAR RENTAL
CRUISES & THEME PARKS
DISTRIBUTION: TRAVEL AGENTS
INFLUENCERS
GIG ECONOMY
SMBs & MEMBER ORGANIZATIONS
GEOGRAPHIES: NORTH AMERICA OUTBOUND INTERNATIONAL
2011-2014
2015-2018
2019
2020
2021
2022
ALL TRAVEL CONTENT
CLOSED GROUPS
GLOBAL
TRANSFORMATION

*OAG.com 2022 vs 2019 cumulative international scheduled air seats vs 2019 as of 10.25.22

© 2022 All Rights Reserved | 13

Proven C-Suite Aligned to Execute the Vision

Mondee is led by a team of seasoned entrepreneurs and executives, who – together – have 100+ years of combined experience in the travel industry



Prasad Gundumogula
Chairman, Chief Executive Officer, and Founder

Serial entrepreneur. Founder of Metaminds, ExploreTrip, LogixCube, POD Technologies with successful exits



Orestes Fintiklis
Vice Chairman and Chief Corporate Strategy and Business Development Officer

Founder and Managing Director of Ithaca Capital, Former CEO of ITHAX Acquisition Corp.



Jim Dullum
COO

Experienced travel and technology executive and entrepreneur. Former EDS (an HP company), BTI Americas, Citicorp



Dan Figenshu
CFO

Experienced CFO and entrepreneur. Former Rocketrip, Mic, The Blaze



Venkat Pasupuleti
CTO

Experienced CTO and entrepreneur, Former Avesta, Zoom Interview, Eze Technologies



Yuvraj Datta
CCO

Experienced travel executive focused on supplier and revenue management, Former Skylink



Michalis Tsakos
President - Wholesale

Entrepreneur, founded and grew CTS into the largest, fastest growing consolidator in North America



Michael Thomas
President - Retail

Serial entrepreneur, founded LBF Travel and sold other companies to Amadeus and Travelport

© 2022 All Rights Reserved | 14

Prasad Gundumogula Chairman, Chief Executive Officer, and Founder Asi Ginio Co - Founder, Former CPO, COO, CEO, Tourico Holidays Inc. Noor Sweid Founder, General Partner, Global Ventures Pradeep Udhas Co - Founder, Senior Advisor, KPMG India Roopa Purushothaman Chief Economist, Head of Policy Advocacy, Tata Sons Private Limited Mona Aboelnaga Kanaan Managing Partner, K6 Investments LLC Orestes Fintiklis Vice Chairman and Chief Corporate Strategy and Business Development Officer © 2022 All Rights Reserved | 15 Board of Directors with Diverse Experience Mondee’s Board of Directors with diverse and extensive experiences in public companies.

Disrupting the $2T global travel market

MONDEE

Mondee's Gross Revenue TAM is primarily the $1T Assisted/Affiliated Travel Market, which is larger and growing faster



Global travel market, 2019
Bookings = $1.9T*
Self Service
• Good GUIs
• Retail Prices
• Low Tech
• No Touch
Metasearch
trivago
KAYAK
Airline, Hotel, Car Rental Sites
Marriott
DELTA
OTA
Expedia
Booking.com
$0.9T
47% Mix
7% CAGR
$1.0T
53% Mix
11% CAGR
Travel Agencies
Clubs & Closed User Groups
Gig Economy Workers
SMBs & Businesses
Travel Management Companies (TMCs)
Assisted/Affiliated
• Poor GUIs
• Legacy
• Low Tech
• High-Touch Service
~50/50 business / leisure Mix
~50/50 domestic / international Mix
Many users transact on both sides

Sources: PhocusWright, IBIS

© 2022 All Rights Reserved | 16

© 2022 All Rights Reserved | 17 48 54 75 93 69 93 158 77 2015 2016 2017 2018 2019 2021 2022F founded Launch 25 1 40% Organic CAGR 62% CAGR, incl. M&A Market share 2 (%) 1.9 2.2 2.4 3.5 2.4x Market share growth 4.6 2020 2019 $70b NA wholesale Airfare market 2011 Net Revenue ($Millions) Pre - Pandemic Record of Rapid Growth and Market Share Expansion Mondee is building on a track record of exponential profitable growth, disruptive market penetration and delivering on key operating metrics since launching its initial modern operating system . Sources: Mondee financials, PhocusWright 1 In conjunction with the launch of TripPro, Prasad Gundumogula led a management buyout of the business and became CEO 2 Market share defined as Mondee’s gross revenue as a proportion of gross revenues generated from B2B airfares for the North American market • $3B Gross Sales through the Marketplace • 40% & 62% Organic & Inorganic CAGR’s, 2015 - 2019 • 2019: $171m Organic + Inorganic Revenues • 2019: $40m Adjusted EBITDA • 50M Daily Searches, 5.4M air transactions • 23% Adjusted EBITDA Margin 2019 • Hotel, Car, Cruise, Ancillary Expansion Acquisitions Organic Growth 170

Overcoming Challenges – Mondee's Modern Travel Marketplace Platform

MONDEE

Mondee's platform connects travel suppliers with consumers and their businesses

Suppliers

- Airlines
- Hoteliers
- Wholesalers
- Ancillary providers

Legacy Distribution Technology Platforms



Travel Agent

1. Incomplete content (e.g., no low-cost carriers, no alternative accommodations)
2. Text-based; not extendable to mobile
3. Lack of modern messaging capabilities
4. Credit-card focused for payments
5. Inability to link search results and marketing messaging

Mondee's Platform



1. Comprehensive global content
2. Modern user experience, extendable to mobile
3. Full suite of communication tools – integrated phone, email, SMS, and chat
4. Fintech platform, tailored to the travel market
5. Multi-channel marketing platform

Consumers

- Travel Agents
- Corporations
- SMB's & Nonprofits
- Consumers (subscription members)

Mondee helps suppliers optimize inventory and utilize excess capacity

Mondee helps customers modernize technology, gain access to broader content and narrowcast their distribution

© 2022 All Rights Reserved | 18

Compelling Economic Model with Diversified Revenue Streams

Take-rate improvements driven by newer revenue streams and content



Take Rate
LT Target*
10%+
2022E*
~7.0%
2019
5.4%
2017
4.2%
Arline Transaction Mix
~50%
~80%
~95%
100%
Net Revenue Mix
Consumer Economics
Markup
Supplier Economics
Commissions
GDS/NDC
Diversified Revenues
Fin-Tech
Ancillaries
Subscriptions

*2022 internal estimates. Note that the 2022^E Supplier Economics mix is suppressed due to 2021 and early 2022 COVID-related travel restrictions as they are paid quarterly/annually in arrears.
Source: internal Mondee analysis

© 2022 All Rights Reserved | 19

The Gig traveler is setting the pace for change in the travel industry

MONDEE



Gig Traveler
Shifting Influence Levels
Traveler Generation
Boomers
Gen X
Millennials
Gen Z
Needs & Requirements
Aggregated Content
Pricing/Fare Transparency
Accessibility to inventory
Price Sensitive
Search-based Content
Self-Service
"Bleisure"
Groups
Personalization
Online Support
Experiential Content
Real-Time, Always On
FOMO
Curated Content
Multi-Tasker/Role Functionality
Intermediaries & Distribution
Travel Affiliates
Travel Agents
Gig Economy Workers
Influencers, Cohorts
Home-Based Agents
SMBs, Corporate
Managed Travel
Self Serviced Travel
Cost-Sensitive Return-to-Travel
Member-Based Travel
Solutions: Products & Services
Personal Computing
Web
Electronic Payment
Online
Cloud
Privacy
Mobile
AI & Machine Learning
Conversational Commerce
Social Commerce
Timeline
Pre 2000s
2010s
2020s
2025s…

Mondee's technology has continuously delivered the platforms to meet the evolving traveler needs.

© 2022 All Rights Reserved | 20

New 3D marketplace with an Uber-like Technology Platform

MONDEE

Multi-dimension differentiators backed by our technology platform, positioning Mondee to be a crowd-sourced marketplace

MONDEE Marketplace

TRIPPRO | tripplanet | Rocketrip | unpub

Differentiated Content

- Activities
- Cruises
- Car
- Hotel
- Air

- User Generated
- Crowd-Sourced Content
- Exclusive Content
- Public Content

Crowd-Sourced Services, Curation

- Service Through Crowd-Sourced Gig Workers
- Curated Content & Personalized Experiences
- Gig Workers are Contributors

Channels & Networks

- Closed User Groups, Gig Networks, SMBs, etc.
- Consumers & Travelers
- Micro Networks & Consumer Personas

MONDEE Technology Platform

- Conversational Commerce
- FinTech
- Self Enrollment & Service
- MarTech

© 2022 All Rights Reserved | 21

Proven Ability to Execute On Synergistic Acquisitions

MONDEE

Mondee has been successful in executing and maximizing the value of acquisitions, regardless of market conditions

Legend: Content (red), Technology (blue), Distribution (yellow)

FOUNDATIONAL ACQUISITIONS (2011 – 2012)

1. **Skylink** (Content) – Largest N. American consolidator serving the Indian subcontinent
2. **Exploretrip** (Technology) – Retail flight business and technology platform
3. **cFares** (Technology) – Metasearch engine
4. **C&H** (Content) – Largest N. American consolidator serving Asia
5. **TransAm** (Content) – Largest N. American wholesaler serving South America and the South Pacific
6. **Hariworld** (Content) – Consolidator focused on the Middle East and Southeast Asia
7. **Aavan Vacations** (Content) – Tour company with extensive content

2013-2018

EXPANSION ACQUISITIONS (2019 – 2020)

1. **LBF Travel** (Distribution) – Retail travel company with extensive call center operations
2. **Hotelwiz** (Content) – Hotel content hub
3. **Bookingwiz** (Technology) – Marketing and ad platform for travel
4. **Avia Travel** (Distribution) – Travel club platform
5. **Cosmopolitan Travel Services** (Content) – Largest and fastest growing N. American wholesaler
6. **Leto Travel** (Content) – Canadian consolidator
7. **Rocketrip** (Distribution) – Corporate travel incentives platform

© 2022 All Rights Reserved | 22

Implementing M&A Growth Strategy Distribution Content Technolo g y # Target Companies 1 Hotels 2 Air, Hotel 3 Package 5 Cruise 6 Seven Other Companies (Air, Hotel, Package, Tour, Corporate) We believe that our post - business combination capital structure and public - market listing positions Mondee well to rapidly build on our accretive M&A platform. Robust Pipeline of Current Opportunities Upside Opportunity $225M Net Revenue $45M Adjusted EBITDA © 2022 All Rights Reserved | 23 *Source: internal Mondee analysis

1Q22A 2Q22A 3Q22A # 2022E Net Revenue Actual # $37.7M $42.7M $39.5M MOND Guidance $155 - 160M YOY Growth 179% 81% 73% 70% Adjusted EPS Actual # $(0.05) $(0.03) $(0.06) Actual # $2.2M $4.4M $3.7 MOND Guidance $15 - 22M Margin 6.4% 10.5% 9.4% 12% Adjusted EBITDA Cash Flow from Operations Actual # $3.4M MOND Guidance $(3.3)M $(0.8) “ Posi t i v e” Wall Street Estimates & Stock Performance *Market Data source: FactSet | 2022E growth and margin are measured at the midpoint of guidance # Results are preliminary and subject to final review by Mondee’s auditors. Select Capital Structure Data Select Market Data YTD Price Range $6.74 - 16.98 Enterprise Value Market Capitalization $93 0 M $824M Average Daily Volume ~32K Public Float ~10% Insider Ownership ~50% Cash Preferred Stock Common Shares Out. $114M $85M 82.3M Debt $135M Private Warrants 1.6M Diluted Shares Out. 83.9M © 2022 All Rights Reserved | 24

© 2022 All Rights Reserved | 25 In millions 2019PF 2020PF 2021E 2021A 2022* Lo ng - T e rm Target Transactions 3,422 1,015 1,320 Take Rate 5.4% 15.3% 9.1% 9.8% ~7% Double - digit Gross Revenue $3,135.0 $450.4 $71 9 .2 $951.5 Net Revenue $170.9 $68.8 $65.2 $93.2 $155 - 160 YoY Growth – total 128% (60%) (5%) 35% 70%* 30%+ YOY Growth – organic 24% (29%) (5%) 35% 72%* 20%+ Sales & Marketing as % of Net Revenue 62% 82% 52% 60% Adjusted EBITDA $39.9 $(18.8) $1.2 $(1.4) $15 - 22 % Margin 23% (27.3%) 2% (2%) 12%* 30%+ Long - Term Model *Midpoint of 2022 guidance

Average EV/Revenue 3.0x 7.4x 3.5x 3.4x 4.8x 5.0x 3.9x 2.0x 1.8x 1.7x 1.2x EV/EBITDA 13.3x 22.8x 20.5x 31.4x 24.9x 12.8x 12.0x 8.1x 8.2x 13.4x 5.3x Revenue Growth 51% 15% 51% 43% 36.% 23% 13% 16% 33% 27% 11% EBITDA Margin 22% 33% 17% 11% 20% 39% 32% 24% 22% 12% 22% Revenue Growth + EBITDA Margin 73% 48% 68% 53% 56% 62% 45% 40% 54% 40% 33% 2023 Valuation Metrics Despite a higher profitable - growth profile, Mondee trades at almost 50% discount to the high - growth TravelTech average High - Growth TravelTech Lower - Growth Incumbents © 2022 All Rights Reserved | 26 *Numbers and multiples are rounded and are based on actual share price as of 10/28/22 and FactSet calendar 2024 Street mean as of 10/28/22

Average EV/Revenue 2.2x 6.3x 2.8x 2.7x 3.9x 4.5x 3.5x 1.7x 1.6x 1.5x 1.1x EV/EBITDA 9.8x 18.1x 13.4x 22.1x 17.9x 11.2x 10.4x 6.7x 6.6x 7.9x 4.7x Revenue Growth 34% 18% 27% 25% 23% 12% 11% 12% 11% 13% 9% EBITDA Margin 23% 35% 21% 12% 23% 40% 34% 26% 24% 19% 23% Revenue Growth + EBITDA Margin 57% 53% 48% 37% 46% 52% 45% 38% 35% 31% 32% 2024 Valuation Metrics Despite a higher profitable - growth profile, Mondee trades at almost 50% discount to the high - growth TravelTech average High - Growth TravelTech Lower - Growth Incumbents © 2022 All Rights Reserved | 27 *Numbers and multiples are rounded and are based on actual share price as of 10/28/22 and FactSet calendar 2024 Street mean as of 10/28/22

Investment Highlights Disrupting $1T Market Profitable Growth Successful M&A Track Record Next - Gen Travel Tech Platform Significant Barriers to Entry Proven Leadership Team © 2022 All Rights Reserved | 28

APPENDIX INVESTOR BRIEFING MARCH 2022

Expanding Technology, Content, Distribution

MONDEE

Capitalizing on proven success with next-gen travel tech platform in discounted airline tickets for travel agents by adding new travel-content areas and engaging with new closed-group categories.

		Global Content Hub	Mondee's Next-Gen Travel Tech Platform	Travel Marketplace for Gig	Mondee Brand
Near-Term Vision	Market Opportunity	Cruises Tours Concerts Other activities	Super App Conversational Commerce	Consumer Subscription Gig workers Influencers	Rocketrip unpub
	Gaining Share	Hotels Car rentals Theme Parks	Fin-tech Mar-tech Ancillaries	CUGs SMBs Enterprises	tripplanet
2022	Leading Player	Air (~5% market share) Limited Hotel & Car	Omni-channel Marketplace	Travel Affiliates, Advisors Agents (~50,000 travel intermediaries)	TRIPPRO

© 2022 All Rights Reserved | 30

Launch date 2015 2013 (acquired in 2020) June 2021 August 2021 Target segment • Travel agents • TMCs • Large corporations • SMBs • Nonprofits • Membership organizations • Subscribers, including consumer members Description Platform for travel search, booking, and more Incentive platform that reduces corporate travel spending Discount online booking site, with enhanced service Discount online subscription - based booking Customer base 50,000+ agents 50+ corporations 125M+ members Soft launch/testing © 2022 All Rights Reserved | 31 Industry Leading Products Tailored for the Gig Economy Travel Market Mondee’s products now serve a variety of different customer segments across the B2B travel landscape

Non - GAAP Measurements © 2022 All Rights Reserved | 32 In addition to disclosing financial measures prepared in accordance with U . S . generally accepted accounting principles (GAAP), this presentation and the accompanying tables include adjusted EBITDA non - GAAP net income, and non - GAAP EPS . These non - GAAP financial measures are not calculated in accordance with GAAP as they have been adjusted to exclude the effects of stock - based compensation expenses, provision for income taxes, and the impacts of depreciation and amortization . We define Adjusted EBITDA as net loss before depreciation and amortization, provision for income taxes, interest expense (net), other income net, stock - based compensation, and gain on forgiveness of PPP loans . Non - GAAP net income (loss) is defined as net loss before the impacts of amortization of intangibles, provision for income taxes, stock - based compensation, and one time items . Non - GAAP net income (loss) per share is defined as non - GAAP net income (loss) on a per share basis . See "Reconciliation of GAAP to Non - GAAP Financial Measures" for a discussion of the applicable weighted - average shares outstanding . We believe these non - GAAP financial measures provide investors and other users of our financial information consistency and comparability with our past financial performance and facilitate period - to - period comparisons of our results of operations . With respect to adjusted EBITDA and non - GAAP net loss/ income, we believe these non - GAAP financial measures are useful in evaluating our profitability relative to the amount of revenue generated, excluding the impact of stock - based compensation expense and other one - time expenses . We also believe non - GAAP financial measures are useful in evaluating our operating performance compared to that of other companies in our industry, as these metrics eliminate the effects of stock - based compensation, which may vary for reasons unrelated to overall operating performance . We use these non - GAAP financial measures in conjunction with traditional GAAP measures as part of our overall assesSMBnt of our performance, including the preparation of our annual operating budget and quarterly forecasts, and to evaluate the effectiveness of our business strategies . Our definition may differ from the definitions used by other companies and therefore comparability may be limited . In addition, other companies may not publish this or similar metrics . Thus, our non - GAAP financial measures should be considered in addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP .. These non - GAAP financial measures may be limited in their usefulness because they do not present the full economic effect of our use of stock - based compensation . We compensate for these limitations by providing investors and other users of our financial information a reconciliation of the non - GAAP financial measure to the most closely related GAAP financial measures . However, we have not reconciled the non - GAAP guidance measures disclosed under "Financial Outlook" to their corresponding GAAP measures because certain reconciling items such as stock - based compensation and the corresponding provision for income taxes depend on factors such as the stock price at the time of award of future grants and thus cannot be reasonably predicted . Accordingly, reconciliations to the non - GAAP guidance measures is not available without unreasonable effort . We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view non - GAAP net loss/ income and non - GAAP net loss/ income per share in conjunction with net loss and net loss per share .

© 2022 All Rights Reserved | 33 Non - GAAP Reconciliations ADJUSTED EBITDA RECONCILIATION 3 Q22 3 Q21 Net income (Loss) ($64,7 35 ) ($4,26 8 ) Interest expense (net) $7,129 $5,937 Stock - based comp exp $54,7 4 5 $75 Depreciation & amortization $2,963 $3,252 Income tax provision $610 $ 1 15 Gain on forgiveness of PPP loan $0 ($4,29 2 ) Other expenses (income), net $3,014 ($87 2 ) Adjusted EBITDA $3,726 ($53) Adjusted EBITDA margin 9.4% - 0.2% ADJUSTED NET INCOME RECONCILIATION Net Income (loss) ($64,7 35 ) ($4,26 8 ) Stock - based comp exp $54,7 4 5 $75 Amortization - intangibles $1,584 $1,977 Income tax provision $610 $ 1 15 One - time expenses $2,040 ($4,29 2 ) Adjusted Net Income (Loss) ($5,75 6 ) ($6,39 3 ) ADJUSTED EPS RECONCILIATION Net Income (loss) ($64,7 35 ) ($4,26 8 ) Common shares outstanding 72.5 60.8 GAAP EPS ($0.88) ($0.07) Adjusted Net Income (Loss) ($5,75 6 ) ($6,39 3 ) Diluted shares outstanding 94.6 94.6 Adjusted EPS ($0.06) ($0.07) # Financial results are preliminary and subject to final review by Mondee’s auditors.